Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the use of our report with respect to the combined statements of revenues and certain expenses of the 2014 Suburban Minneapolis Multi Family Portfolio Acquisition for the year ended December 31, 2013, appearing in this Current Report on Form 8 K/A of  Sterling Real Estate Trust.  Our reports refer to the fact that the statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expenses.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Chicago, Illinois

January 30, 2015